EXHIBIT 5.1

833 EAST MICHIGAN STREET, SUITE 1800 MILWAUKEE, WISCONSIN 53202-5615 TEL • 414.273.3500 FAX • 414.273.5198 www • GKLAW.COM

February 20, 2018

Associated Banc-Corp

433 Main Street

Green Bay, Wisconsin  54301

Ladies and Gentlemen:

We have acted as your counsel in connection with the filing by Associated Banc-Corp, a Wisconsin corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the offering of up to an aggregate amount of 934,225 shares of Company common stock, $0.01 par value (the “Shares”), that are to be issued as a result of the Company’s assumption of options granted under the Bank Mutual Corporation 2004 Stock Incentive Plan and the Bank Mutual Corporation 2014 Incentive Compensation Plan and plan obligations under the Bank Mutual 401(k) Plan (collectively, the “Plans”).

In connection with this opinion, we have examined:  (a) the Plans and the Registration Statement, (b) the Company’s Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the respective Plans, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Wisconsin as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein.  The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  The foregoing opinions are given as of the date hereof and based solely on our understanding of facts in existence as of such date after the aforementioned examination, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C. GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.